Exhibit 99.1

Depomed Reports Third Quarter Financial Results

Conference Call Scheduled for today at 5:00PM EST

Updated dial in information included below

MENLO PARK, California, November 5, 2012 Depomed, Inc. (Nasdaq:DEPO) today reported financial results for the quarter and nine months ended September 30, 2012.

2012 Third Quarter and Recent Business Highlights

•                  Financial Highlights:

•                  Revenue of $33.3 million for the third quarter and $64.2 million for the nine months ended September 30

•                  Net loss of ($1.5) million or ($0.03) per share for the third quarter and ($26.1) million or ($0.47) per share for the nine months ended September 30

•                  $87.7 million of cash and marketable securities and no debt

•                  Gralise® (gabapentin) Highlights:

•                  Gralise product sales of $4.8 million for the third quarter

•                  Gralise prescription demand now over 3,500 per week

•                  Approximately 8,500 physicians have prescribed Gralise since launch

•                  Zipsor® (diclofenac potassium) Highlights:

•                  Zipsor product sales of $4.9 million for the third quarter

•                  Depomed promotion commenced end of July 2012

•                  Glumetza® (metformin hydrochloride extended release tablets) Highlights:

•                  Royalty of $11.6 million on third quarter Glumetza sales

•                  Technology and R&D Highlights:

•                  License agreement with Janssen Pharmaceuticals for Nucynta ER; $10 million upfront payment received in September; royalties started July 2, 2012 and continue through 2021

•                  Serada NDA accepted by FDA; Advisory Committee meeting tentatively scheduled for March 4, 2013; PDUFA date of May 31, 2013

“During the third quarter, Gralise prescriptions continued to grow, we relaunched Zipsor, Glumetza royalties for the quarter exceeded $11 million, we expanded our portfolio of license and development agreements with our license to Janssen for Nucynta ER and received a $10 million upfront payment. In October, the FDA accepted our NDA for Serada and set a tentative date for an Advisory Committee. We believe that we are well on our way toward transforming Depomed into a sustainably profitable specialty pharmaceutical company.  We are developing a pain franchise with our two marketed products, Gralise and Zipsor.  We have a Glumetza royalty stream that should exceed $40 million for 2012, a broad base of six license and development agreements that should provide us significant milestones and royalties over the next several years, a pipeline of product candidates and a strong balance sheet,” said Jim Schoeneck, president and chief executive officer of Depomed.

Depomed Third Quarter Financial Highlights

Total revenue for the third quarter of 2012 was $33.3 million, consisting of $4.8 million of Gralise product sales, $4.9 million of Zipsor product sales, $12.2 million of royalties and $11.4 million of license and other revenue. License and other revenue includes recognition of the $10 million upfront payment received from Janssen under the license agreement for Nucynta ER.

This compares to revenues of $16.5 million in the third quarter of 2011. Third quarter 2011 revenues included $9.2 million of Glumetza product sales.  Revenues for third quarter 2012 do not reflect any Glumetza product sales as a result of the restructuring of the Santarus agreement in August 2011.  Prior to the restructuring of the agreement, Depomed recognized revenues and cost of goods from Glumetza sales and paid Santarus a promotion fee that was included in expenses.

Operating expenses were $33.1 million for the third quarter of 2012.  This compares with $24.7 million for third quarter 2011. Operating expenses increased primarily due to sales and marketing expenses associated with Gralise, which was launched in October 2011, and Zipsor which was acquired in June 2012. Operating expenses for the third quarter of 2012 also include $1.0 million of intangible amortization associated with the Zipsor acquisition and one-time research and development expenses of $1.8 million for the NDA filing fee for Serada and $0.6 million for the payment of a license milestone to a licensor of one of the Serada patents. Operating expenses for third quarter 2012 did not reflect any promotion fee expense, compared with $6.0 million in promotion fee expense for third quarter 2011.

Net loss for third quarter 2012 was ($1.5) million, or ($0.03) per share, compared to net loss of ($8.6) million, or ($0.15) per share for third quarter 2011.

Cash, cash equivalents and marketable securities were $87.7 million as of September 30, 2012 compared to $139.8 million as of December 31, 2011.

Conference Call

Depomed will host a conference call today, Monday November 5, beginning at 5:00 p.m. EST (2:00 p.m. PST) to discuss its results. Participants can access the call by dialing 877-317-6789 (United States) or 412-317-6789 (international). The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with three approved and marketed products. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia (PHN).  Zipsor ® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug (NSAID) indicated for relief of mild to moderate acute pain in adults.   Glumetza® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and is commercialized by Santarus, Inc. in the United States. Depomed formulates its products and product candidates with its proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for extended release of medications to the upper gastrointestinal tract when dosed with food. Additional information about Depomed may be found on its website, www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercial launch of Gralise, our ability to sell Zipsor; the efforts of our collaboration partners to commercialize products; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
August J. Moretti
Depomed, Inc.
650-462-5900
amoretti@depomed.com

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Product sales	$9,684	$9,205	$14,994	$40,669
Royalties	12,201	2,179	31,199	2,412
License and other revenue	11,397	5,138	18,033	77,760
Total revenues	33,282	16,522	64,226	120,841

Costs and expenses:
Cost of sales	1,763	1,150	3,723	4,925
Research and development expense	5,270	3,208	12,277	12,405
Selling, general and administrative expense:
Promotion fee expense	—	6,023	—	27,339
Other selling, general and administrative expense	26,832	15,451	73,625	32,667
Total selling, general and administrative expense	26,832	21,474	73,625	60,006
Gain on settlement agreement	—	—	—	(40,000)
Amortization of intangible asset	958	—	1,063	—
Total costs and expenses	34,823	25,832	90,688	37,336

Income (loss) from operations	(1,541)	(9,310)	(26,462)	83,505
Other income (expense)	57	386	405	713
Benefit from (provision for) income taxes	(11)	348	(20)	345
Net income (loss)	$(1,495)	$(8,576)	$(26,077)	$84,563

Basic net income (loss) per common share	$(0.03)	$(0.15)	$(0.47)	$1.56
Diluted net income (loss) per common share	$(0.03)	$(0.15)	$(0.47)	$1.51

Shares used in computing basic net income (loss) per common share	56,039,186	55,371,954	55,794,357	54,267,829
Shares used in computing diluted net income (loss) per common share	56,039,186	55,371,954	55,794,357	56,071,870

DEPOMED, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,	December 31,
	2012	2011
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$27,372	$24,043
Marketable securities	52,537	62,106
Accounts receivable	4,848	4,420
Receivables from collaborative partners	10,054	8,135
Inventories	7,795	5,395
Prepaid and other current assets	2,748	5,390
Total current assets	105,354	109,489
Marketable securities, long-term	7,749	53,644
Property and equipment, net	5,250	1,070
Intangible assets, net	26,037	—
Other assets	526	169
	$144,916	$164,372
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$32,240	$26,784
Deferred product sales	4,535	6,960
Deferred license revenue	5,781	6,032
Other current liabilities	332	64
Total current liabilities	42,888	39,840
Deferred license revenue, non-current portion	13,770	17,932
Other long-term liabilities	2,610	682
Shareholders’ equity:
Common stock	209,217	203,511
Accumulated deficit	(123,657)	(97,580)
Accumulated other comprehensive gain (loss)	88	(13)
Total shareholders’ equity	85,648	105,918
	$144,916	$164,372

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.